ESTEEM WIRELESS MODEMS

PRESS RELEASE

Electronic Systems Technology Inc.
Announces 2007 Financial Results and Record Sales for Sixth Consecutive Year

KENNEWICK, WASHINGTON --- March 27, 2008 --- Electronic Systems Technology Inc. (EST)(OTC: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the twelve month period ended December 31, 2007.

EST reported sales for 2007 of $3,002,521 compared to $2,617,810 for 2006, reflecting a 15% increase from 2006. The results represent the sixth consecutive record sales year for the Company. Net Income for 2007 was $319,322, or $0.06 per share, compared with a Net Income of $226,089, or $0.04 per share, for 2006.

Selected Statement of Operations Information Summary
	Twelve Months Ended
	December 31 2007	December 31 2006
Sales	$ 3,002,521	$ 2,617,810
Net income (loss) before tax	463,136	343,014
Net Income (loss)	319,322	226,089
Weighted average common shares outstanding	5,242,389	5,165,346
Basic Earnings (loss) per Share Diluted Earnings (loss)per Share	$ 0.06 $ 0.06	$ 0.04 $ 0.04
Selected Balance Sheet Information
	Dec 31 2007	Dec 31 2006
Cash and cash equivalents	$ 1,479,985	$ 1,487,848
Total current assets	3,295,827	3,135,144
Property & equipment (net)	147,441	152,655
Total assets	3,477,208	3,319,851
Total current liabilities	248,8601	310,351
Long-term debt	-0-	-0-
Stockholders' equity	3,179,348	2,959,000

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.  Contact EST for more details.

ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)                                                                                                                                                 www.esteem.com
415 N. QUAY STREET - KENNEWICK, WA 99336 - 509-783-5475 (FAX)